Exhibit 3.65(a)

ARTICLES OF ORGANIZATION

FOR

RP TERMINAL, LLC

           The undersigned person forms a Kentucky limited liability company pursuant to the Kentucky Limited Liability Company Act, KRS Chapter 275, as follows:

           1.     The name of the limited liability company (the "Company") shall be RP Terminal, LLC.

           2.     The street address of the Company's initial registered office shall be 1511 Kentucky Home Life Building, Louisville, Kentucky 40202. The name of the Company's initial registered agent at that office shall be CT Corporation System.

           3.     The mailing address of the initial principal office of the Company shall be 1500 North Big Run Road, Ashland, Kentucky 41102.

           4.     The Company has one or more members.

           5.     The Company is to be managed by its manager.

           6.     The Company does not have a specific date of dissolution. The Company shall dissolve as provided in the Kentucky Limited Liability Company Act and the Company's operating agreement.

/s/ Daniel L. Kesten Daniel L. Kesten, Organizer